UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Registration No. 333-158153

SOEFL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

7370
(Primary Standard Industrial Classification Code Number)

26-3550286
(I.R.S. Employer Identification No.)

112 North Curry Street, Carson City, NV 89703-4934 (877) 685-1955 Fax: (866) 334-2567
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

State Agent & Transfer Syndicate, Inc. 112 North Curry Street, Carson City, NV 89703-4934 (775) 882-1013
(Address, including zip code, and telephone number, including area code, of agent for service)

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1), (2)	Proposed Offering Price Per Share (3), (4)	Proposed Maximum Aggregate Offering Price (3), (4)	Amount of Registration Fee
Common Stock, to be offered for resale by selling stockholders	635,000	$0.05	$31,750	$1.77*

*

Previously Paid.

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents shares issued by SOEFL Inc. in private placement transactions completed on December 29, 2008.

(3)

This price was arbitrarily determined by SOEFL Inc. The selling stockholders will sell the shares of common stock of SOEFL Inc. at a fixed price of $0.05 per share until shares of common stock of SOEFL Inc. are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. The common stock of SOEFL Inc. is not now, nor has ever been, traded on any market or securities exchange, and SOEFL Inc. has not applied for listing or quotation on any public market.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 amends this Registration Statement of SOEFL Inc. only to include as Exhibit 5.1 the legal opinion of Thomas Cook, Esq.

Exhibits

Exhibit Number	Description of Exhibits
5.1	Opinion of Thomas Cook, Esq. regarding the legality of the securities being registered

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pattaya, Thailand, on July 25, 2009.

SOEFL INC.

By: /s/ RATREE YABAMRUNG

Ratree Yabamrung

President, Treasurer, and Director

(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ RATREE YABAMRUNG

Ratree Yabamrung

President, Treasurer, and Director

(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

Date: July 25, 2009